UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2006

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Texas	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 1/2 Abercorn Street,
Savannah, Georgia 31405
(Address of principal executive offices / Zip Code)

912-352-7488
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01   Entry into a Material Definitive Agreement.

On January 27, 2006, Health Discovery Corporation (the “Company”) entered into an employment agreement with Mr. Robert S. Braswell, IV, a copy of which is attached as Exhibit 99.1. Pursuant to the Employment Agreement, Mr. Braswell will be employed as the Company’s Senior Vice President for a term of three years at an annual salary of $70,000, of which 50% of such amount will be deferred until January 1, 2008. In addition, the Company awarded Mr. Braswell options to acquire 1,500,0000 shares of the Company’s common stock at an exercise price of $0.11 (which was the closing price of the common stock on the preceding day) that vested upon issuance, and options to acquire 500,000 shares of the Company’s common stock at an exercise price of $0.11, which vest semi-annually over the next two years.

On January 31, 2006, the Company awarded to each of the Company’s non-executive directors warrants to acquire 1,500,000 shares of the Company’s common stock at $0.13 per share, which was the closing price of the common stock on the preceding day, in consideration of such director’s contributions as a director to the Company in lieu of any cash consideration. The warrants vest semi-annually over the next three-year period and were issued pursuant to the Company’s form of stock purchase warrant agreement.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On January 27, 2006, Mr. Braswell resigned as Director of the Company. Mr. Braswell will remain employed by the Company as a Senior Vice President.

(d) On January 28, 2006, the Company’s remaining members of the Board of Directors elected William M. Goldstein, Esq. to fill the vacancy that was created by the resignation of Mr. Braswell. There are no arrangements or understandings between Mr. Goldstein and any other persons pursuant to which Mr. Goldstein was selected as a Director of the Company, and Mr. Goldstein had no transactions, and there were no proposed transactions, with the Company during the last two years.

Item 9.01.   Exhibits

Exhibit 99.1	Employment Agreement between Robert S. Braswell, IV and the Company, dated January 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: February 2, 2006	By:	/s/ Stephen Barnhill
Stephen Barnhill Chief Executive Officer